Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS
ADJUSTED BOOK VALUE PER SHARE OF $417, UP 18% IN 2009

HAMILTON, Bermuda (February 3, 2010) — White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $417 at December 31, 2009, an increase of 3% for the quarter and 18% for the year, including dividends.

Ray Barrette, Chairman and CEO, commented, “We had a good year.  We grew adjusted book value per share by 18% in 2009, driven by strong investment and underwriting results.  Our investment portfolio was up 10% in U.S. dollars and 8% in local currencies.  These results were achieved despite a “de-risked” portfolio with few common stocks.  Our fixed income team reinvested the bulk of the proceeds from equity sales into corporate bonds to produce a total return of 18% on that portfolio.  OneBeacon had 31% growth in book value per share, driven by strong investment returns and a 94% combined ratio.  OneBeacon took big steps as a specialty company by selling the Personal Lines and non-specialty Commercial Lines businesses.  WMRe achieved an 80% combined ratio.  Low catastrophes clearly helped, but we have made great strides in improving the operations and the balance sheet.  Esurance had a good year with a GAAP combined ratio of 104%, down 2 points from the prior year.  This is a bit less of an improvement than we could have achieved, as we decided to increase our advertising spend to take advantage of renewed growth opportunities.  All in all, I am quite pleased with our results for the year.  We have strong underwriting operations and we have a solid investment portfolio with much liquidity. We have restored our financial flexibility and intend to restart our existing share repurchase program.”

Adjusted comprehensive income was $91 million for the fourth quarter and $560 million for the year, compared to adjusted comprehensive loss of $323 million and $749 million for the comparable 2008 periods.  Net income was $100 million for the fourth quarter and $470 million for the year, compared to a net loss of $213 million and $555 million for the comparable 2008 periods.

OneBeacon

OneBeacon’s book value per share increased 6% in the quarter and 31% for the year, including dividends.  The GAAP combined ratio for the fourth quarter of 2009 was 94% compared to 86% for the fourth quarter of 2008, while the GAAP combined ratio for 2009 was 94% compared to 95% for 2008.  OneBeacon’s 2009 results include pre-tax proceeds of $23 million, reflected in other revenues, from the sale of the renewal rights on its non-specialty Commercial Lines business to The Hanover Insurance Group that was completed during the fourth quarter.  The increase in the combined ratio in the fourth quarter was primarily due to higher losses at AutoOne and higher expenses, including increased incentive compensation costs and severance and other costs associated with the renewal rights transaction.  The decrease in the combined ratio for 2009 was primarily due to lower catastrophe losses and slightly more favorable development on prior accident year losses, somewhat offset by higher expenses.

Mike Miller, CEO of OneBeacon, said, “We are pleased with our performance on every front in 2009. We finished the year with strong results, including 31% growth in book value and a 94% GAAP combined ratio for both the quarter and the full year. Investment returns were excellent, with a 1% return for the fourth quarter and 10% for the year. The sale of our non-specialty Commercial Lines business in early December and our more recently announced Personal Lines sale is a major step in our transition to a specialty company.  Capital freed up by the sales significantly enhances our financial flexibility as we continue to grow our Specialty Lines. We enter 2010 with specialty business units that are performing well and positioned for continued success.”

Net written premiums were $436 million for the fourth quarter and $1,907 million for the full year, a decrease of 8% and 3% from the comparable periods of 2008.  Specialty Lines premiums, which now include the Technology, Financial Services, Specialty Property, and Property and Inland Marine commercial businesses formerly reported in Commercial Lines, increased by 4% and 13% in the fourth quarter and full year of 2009 from the comparable periods of 2008. Personal Lines premiums decreased by 22% and 18% largely due to premiums ceded under the quota share treaty designed to reduce property catastrophe exposure from homeowners business.  Premiums for the non-specialty Commercial Lines business, which is subject to the renewal rights agreement with The Hanover Insurance Group and is now presented in run-off, decreased 13% and 11% in the fourth quarter and full year of 2009 from the comparable periods of 2008.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the fourth quarter of 2009 was 74% compared to 88% for the fourth quarter of 2008. The lower combined ratio for the fourth quarter of 2009 reflects improved accident year results driven principally by lower property losses.  White Mountains Re’s GAAP combined ratio for 2009 was 80% compared to 106% for 2008.  The decrease in the combined ratio was principally due to lower catastrophe losses, $30 million (3 points) of favorable loss reserve development in 2009 compared to $80 million (8 points) of unfavorable loss reserve development in 2008 and improved accident year results.  White Mountains Re’s 2009 results included $57 million (7 points) of catastrophe losses, net of reinsurance and reinstatements, primarily from summer windstorms in Europe and European winter storm Klaus, compared to $156 million (16 points) in 2008, primarily from hurricane Ike and European hailstorms. The favorable loss reserve development in 2009 was principally due to an additional cession under a retrocessional reinsurance contract related to the 2001 accident year. The unfavorable loss reserve development in 2008 was primarily the result of a broad review of White Mountains Re reserves during the first half of the year. Gross written premiums declined 2% for the quarter and 7% for the year, while net written premiums declined 9% for the quarter and 13% for the year. The largest decline was in the casualty line of business, due to continuing pressure on rate levels.

Allan Waters, CEO of White Mountains Re, said, “Our 2009 financial results were strong, benefiting from the absence of North American hurricane losses this year.  In a generally softening market, we continued to exercise underwriting discipline in all lines of business.  For the January 1, 2010 renewals, rates were flat to slightly down in most lines but improved significantly in the trade credit line.  Overall, our January 1 portfolio was adequately priced and we are well positioned to react to business opportunities in 2010 and beyond.  While the earthquake in Haiti is a tragic event, our financial exposure there will likely be small.”

Esurance

Esurance’s GAAP combined ratio for the fourth quarter of 2009 was 110% compared to 104% in the fourth quarter of 2008, while the combined ratio for 2009 was 104% compared to 106% for 2008. The loss and LAE ratio was 79% and 74% for the fourth quarter and full year of 2009 compared to 77% for both of the comparable periods of 2008.  In the fourth quarter of 2009, Esurance experienced higher claim frequency due to weather and increased driving activity.  The expense ratio was 31% and 30% for the quarter and full year of 2009 compared to 27% and 29% for the comparable periods of 2008. The increase in the expense ratio in both 2009 periods was primarily due to higher advertising costs and quicker expensing of technology costs.

Gary Tolman, CEO of Esurance, said, “Our underwriting results for the fourth quarter were disappointing.  However, for the full year we improved our combined ratio by two points.  I am excited that in the fourth quarter we grew our customer base, driven by a significant increase in new policy sales and higher customer retention.  In the quarter, we also saw a meaningful increase in the utilization of our comparison quotes platform, which offers additional choices to shoppers, primarily through our retail agency, Answer Financial.”

Controlled premiums, which include policies sold by Answer Financial, were $267 million and $1.1 billion in the fourth quarter and full year of 2009 compared to $269 million and $1.2 billion in the fourth quarter and full year of 2008. Gross premiums written by Esurance were $181 million in the fourth quarter and $781 million in the full year of 2009, a 1% and 5% decrease from the comparable periods of 2008. As of December 31, 2009, the segment had

774,000 policies-in-force, including 294,000 policyholders at Answer Financial. The Esurance segment added approximately 29,000 policies-in-force during 2009.

Other Operations

White Mountains’ Other Operations segment’s pre-tax loss in the fourth quarter was $24 million compared to $178 million in the fourth quarter of last year, while pre-tax loss was $111 million in 2009 compared to $218 million in 2008.  The decrease in pre-tax loss for both periods was primarily attributable to improved performance at Life Re and the company’s investment in Symetra warrants, partially offset by increased incentive compensation expenses.

Life Re reported $3 million and $57 million in pre-tax net losses in the fourth quarter and full year of 2009 compared to $164 million and $187 million of pre-tax net losses in the comparable periods of 2008.  The pre-tax net losses from Life Re for both 2008 periods resulted from the effect of volatile market conditions on Life Re’s assets and liabilities.  In addition, the Life Re results for 2009 include $22 million of losses from surrender assumption revisions compared to $93 million in 2008.

The value of White Mountains’ investment in Symetra warrants decreased by $4 million in the fourth quarter of 2009 and increased by $11 million during the full year of 2009 compared to decreases of $25 million and $50 million in the comparable 2008 periods.  The decreases for both periods of 2008 were due to a significant decline in the valuation of stocks in the life insurance sector.  On January 27, 2010, Symetra completed an initial public offering of its common stock. White Mountains did not sell any shares in the offering.

Investment Activities

The GAAP total return on invested assets for the fourth quarter and the full year of 2009 was 0.9% and 9.5%, including -0.3% of currency losses in the quarter and 1.3% of currency gains for the full year, compared to -6.2% and -9.5%, including -1.3% and -2.2% of currency losses, for the comparable periods of 2008.  Net investment income was $68 million and $272 million in the fourth quarter and the full year of 2009, down from $76 million and $410 million in the comparable periods of 2008.  The decline in both periods was primarily due to lower overall portfolio yields, shifts in portfolio mix to lower risk, lower yield investments and a decrease in the overall invested asset base.

Manning Rountree, President of White Mountains Advisors, said, “What a difference a year makes.  After declining 9.5% in 2008, our investment portfolio rebounded nicely in 2009, up 9.5% for the year, our best absolute return since 2002.  These are excellent results considering that we positioned the portfolios with a focus on capital preservation.  We had strong relative performance in fixed income, outperforming the Barclays Intermediate Aggregate by over 200 basis points.  Our corporate bond portfolio led the way; we added $800 million of net exposure in the first half of 2009 and returned approximately 18% for the year.  We had good returns in equities but lagged the S&P 500, largely because our equity portfolio is tilted away from common stocks and toward convertible bonds and alternative assets.  We are conservatively positioned as we enter 2010 but are once again looking at opportunities on a total return basis.  Our fixed income portfolio has weighted average credit quality of AA, and we have limited exposure to problem sectors.  Roughly 11% of the portfolio is invested in equities.  We have $2 billion of cash and short term investments awaiting deployment, although we expect to have to work hard in 2010 to find attractive opportunities.

Additional Information

During the first quarter of 2009, White Mountains adopted FAS No. 160, Noncontrolling Interests-an amendment to ARB 51 (“FAS 160”) (subsequently superseded by Accounting Standards Codification Topic 810-10).  As a result, White Mountains has changed the presentation of its financial statements for prior periods to conform to the required presentation, as follows: noncontrolling interests (previously referred to as “minority interests”) are now presented on the consolidated balance sheets within equity, separate from White Mountains’ common shareholders’ equity, and the portion of net income, extraordinary items and comprehensive income attributable to White Mountains’ common shareholders and the noncontrolling interests are presented separately on the consolidated statements of operations and comprehensive income (loss).  The adoption of FAS 160 did not impact White Mountains’ common shareholders’ equity or adjusted book value per share.

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-K with the Securities and Exchange Commission on or before March 1, 2010 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in net unrealized gains (losses) from Symetra’s fixed maturity portfolio from comprehensive income (loss).  The reconciliation of adjusted comprehensive income (loss) to comprehensive income (loss) is included on page 8.

Adjusted book value per share is a non-GAAP measure which is derived by expanding the calculation of GAAP book value per common share to exclude net unrealized gains (losses) from Symetra’s fixed maturity portfolio.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to book value per share is included on page 7.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                  changes in adjusted book value per share or return on equity;

•                  business strategy;

•                  financial and operating targets or plans;

•                  incurred losses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                  expansion and growth of our business and operations; and

•                  future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                  the risks associated with Item 1A of White Mountains’ 2008 Annual Report on Form 10-K;

•                  claims arising from catastrophic events, such as hurricanes, earthquakes, floods or terrorist attacks;

•                  the continued availability of capital and financing;

•                  general economic, market or business conditions;

•                  business opportunities (or lack thereof) that may be presented to it and pursued;

•                  competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                  changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its clients;

•                  an economic downturn or other economic conditions adversely affecting its financial position;

•                  recorded loss reserves subsequently proving to have been inadequate;

•                  actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•                  other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	December 31,	September 30,	December 31,
	2009	2009	2008
Assets
Fixed maturity investments	$6,101.2	$5,936.2	$5,480.5
Short-term investments	2,098.4	2,336.6	2,244.5
Common equity securities	458.5	307.6	552.7
Convertible fixed maturity investments	233.1	326.7	308.8
Other long-term investments	341.3	377.5	416.2
Total investments	9,232.5	9,284.6	9,002.7

Cash	366.0	258.1	409.6
Reinsurance recoverable on unpaid losses	2,790.9	2,834.1	3,050.4
Reinsurance recoverable on paid losses	35.0	41.0	47.3
Insurance and reinsurance premiums receivable	785.5	922.7	835.7
Funds held by ceding companies	123.1	123.8	163.3
Securities lending collateral	—	—	220.0
Investments in unconsolidated affiliates	344.8	356.1	116.9
Deferred acquisition costs	303.8	329.2	323.0
Deferred tax asset	564.0	512.6	724.0
Ceded unearned premiums	111.1	128.6	111.3
Value of acquired business in force - Answer Financial	35.8	39.0	51.4
Accounts receivable on unsettled investment sales	27.6	47.0	78.2
Goodwill	19.6	19.6	19.5
Other assets	703.5	779.4	742.5
Total assets	$15,443.2	$15,675.8	$15,895.8

Liabilities
Loss and loss adjustment expense reserves	$6,802.1	$6,953.6	$7,400.1
Unearned insurance and reinsurance premiums	1,498.5	1,655.4	1,597.4
Debt	1,050.7	1,050.5	1,362.0
Securities lending payable	1.7	1.7	234.8
Deferred tax liability	355.3	343.6	306.0
Ceded reinsurance payable	92.0	152.1	101.3
Funds held under reinsurance treaties	97.4	85.3	79.1
Accounts payable on unsettled investment purchases	9.1	60.2	7.5
Other liabilities	1,194.9	1,125.7	1,295.1
Total liabilities	11,101.7	11,428.1	12,383.3

White Mountains’ common shareholders’ equity
White Mountains’ common shares and paid-in surplus	1,445.0	1,440.5	1,428.2
Retained earnings	2,215.9	2,116.2	1,751.9
Accumulated other comprehensive income (loss), after tax:
Equity in unrealized losses from investments in unconsolidated affiliates	—	(.3)	(1.1)
Equity in net unrealized (losses) gains from Symetra’s fixed maturity portfolio	(9.0)	5.9	(197.3)
Net unrealized foreign currency translation gains (losses) and other	5.5	15.0	(82.9)
Total White Mountains’ common shareholders’ equity	3,657.4	3,577.3	2,898.8

Noncontrolling interests
Noncontrolling interest - OneBeacon Ltd.	351.0	337.4	283.5
Noncontrolling interest - WMRe Group Preference Shares	250.0	250.0	250.0
Noncontrolling interest - consolidated limited partnerships and A.W.G Dewar	83.1	83.0	80.2
Total noncontrolling interests	684.1	670.4	613.7

Total equity	4,341.5	4,247.7	3,512.5
Total liabilities and equity	$15,443.2	$15,675.8	$15,895.8

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

BOOK VALUE AND ADJUSTED BOOK VALUE PER COMMON SHARE

(Unaudited)

	December 31,	September 30,	December 31,	September 30,
	2009	2009	2008	2008
Book value per common share numerators (in millions):

White Mountains’ common shareholders’ equity	$3,657.4	$3,577.3	$2,898.8	$4,061.9
Benefits to be received from share obligations under employee stock option plans	.4	1.1	1.1	1.3
Book value per common share numerator	3,657.8	3,578.4	2,899.9	4,063.2
Equity in net unrealized losses (gains) from Symetra’s fixed maturity portfolio	9.0	(5.9)	197.3	146.7
Adjusted book value per common share numerator	$3,666.8	$3,572.5	$3,097.2	$4,209.9

Book value per common share denominators (in thousands of shares):

Common shares outstanding	8,860.2	8,857.6	8,808.8	10,442.0
Share obligations under employee stock option plans	2.4	6.0	6.0	7.8
Book value per common share denominator	8,862.6	8,863.6	8,814.8	10,449.8
Unearned restricted shares	(59.1)	(68.0)	(42.6)	(45.3)
Adjusted book value per common share denominator	8,803.5	8,795.6	8,772.2	10,404.5

Book value per common share	$412.73	$403.72	$328.97	$388.84
Adjusted book value per common share	$416.52	$406.17	$353.07	$404.62

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(millions, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Earned insurance and reinsurance premiums	$888.7	$923.5	$3,600.4	$3,710.0
Net investment income	67.9	76.1	272.4	410.3
Net realized and unrealized investment gains (losses)	33.5	(530.1)	395.8	(1,157.1)
Other revenue	69.9	(108.9)	179.5	(7.5)
Total revenues	1,060.0	360.6	4,448.1	2,955.7
Expenses:
Loss and loss adjustment expenses	502.9	537.4	2,119.1	2,506.4
Insurance and reinsurance acquisition expenses	182.0	196.5	725.9	752.5
Other underwriting expenses	138.5	102.0	505.3	466.6
General and administrative expenses	59.3	51.0	233.3	220.2
Amortization of Answer Financial purchase accounting adjustments and accretion of fair value adjustment to loss and loss adjustment expense reserves	7.3	9.7	29.7	32.9
Interest expense on debt	16.5	20.6	70.8	82.1
Interest expense - dividends on preferred stock subject to mandatory redemption	—	—	—	11.8
Interest expense - accretion on preferred stock subject to mandatory redemption	—	—	—	21.6
Total expenses	906.5	917.2	3,684.1	4,094.1

Pre-tax income (loss)	153.5	(556.6)	764.0	(1,138.4)

Income tax (expense) benefit	(34.0)	311.6	(208.8)	498.7

Income (loss) before equity in earnings of unconsolidated affiliates, extraordinary item	119.5	(245.0)	555.2	(639.7)
Equity in earnings of unconsolidated affiliates	6.5	(1.4)	24.3	5.8
Excess of fair value of acquired assets over cost	—	—	—	4.2

Net income (loss) before noncontrolling interests	126.0	(246.4)	579.5	(629.7)
Net (income) loss attributable to noncontrolling interests	(26.2)	33.8	(109.5)	74.4
Net income (loss) attributable to White Mountains’ common shareholders	99.8	(212.6)	470.0	(555.3)

Other comprehensive income (loss), net of tax:
Change in equity in net unrealized (losses) gains from investments in unconsolidated affiliates	(14.6)	(51.2)	192.4	(193.0)
Change in foreign currency translation and other	(6.7)	(116.0)	92.1	(198.8)

Comprehensive income (loss)	78.5	(379.8)	754.5	(947.1)
Comprehensive (income) loss attributable to noncontrolling interests	(2.8)	6.5	(3.7)	6.3
Comprehensive income (loss) attributable to White Mountains’ common shareholders	75.7	(373.3)	750.8	(940.8)

Change in net unrealized losses (gains) from Symetra’s fixed maturity portfolio	14.9	50.6	(191.3)	191.7

Adjusted comprehensive income (loss)	$90.6	$(322.7)	$559.5	$(749.1)

Basic earnings (loss) per common share	$11.26	$(23.22)	$53.11	$(54.26)

Diluted earnings (loss) per common share	$11.26	$(23.22)	$53.10	$(54.26)

Dividends declared and paid per common share	$—	$—	$1.00	$4.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Year Ended December 31, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,959.5	$858.8	$782.1	$—	$3,600.4
Net investment income	125.5	107.7	24.9	14.3	272.4
Net realized and unrealized investment gains	248.6	101.8	33.7	11.7	395.8
Other revenue - foreign currency translation gain	—	66.9	—	—	66.9
Other revenue - Tuckerman Fund I and II	—	38.9	—	23.4	62.3
Other revenue	44.7	.7	55.2	(50.3)	50.3

Total revenues	2,378.3	1,174.8	895.9	(.9)	4,448.1
Expenses:
Loss and loss adjustment expenses	1,121.9	418.8	578.4	—	2,119.1
Insurance and reinsurance acquisition expenses	398.3	170.9	156.7	—	725.9
Other underwriting expenses	330.0	98.1	77.2	—	505.3
General and administrative expenses - Tuckerman Fund I and II	—	37.7	—	21.1	58.8
General and administrative expenses	26.1	29.9	34.7	83.8	174.5
Amortization of Answer Financial purchase accounting adjustments	—	—	17.5	—	17.5
Accretion of fair value adjustment to loss and lae reserves	5.4	6.8	—	—	12.2
Interest expense on debt	39.7	26.3	—	4.8	70.8

Total expenses	1,921.4	788.5	864.5	109.7	3,684.1

Pre-tax income (loss)	$456.9	$386.3	$31.4	$(110.6)	$764.0

For the Year Ended December 31, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,879.0	$1,000.8	$830.2	$—	$3,710.0
Net investment income	164.4	178.1	33.8	34.0	410.3
Net realized and unrealized investment losses	(763.6)	(284.5)	(46.1)	(62.9)	(1,157.1)
Other revenue - foreign currency translation loss	—	(58.6)	—	—	(58.6)
Other revenue - Tuckerman Fund I and II	—	28.4	—	72.8	101.2
Other revenue	13.8	14.2	43.3	(121.4)	(50.1)

Total revenues	1,293.6	878.4	861.2	(77.5)	2,955.7
Expenses:
Loss and loss adjustment expenses	1,126.2	745.0	635.8	(.6)	2,506.4
Insurance and reinsurance acquisition expenses	368.3	214.1	170.1	—	752.5
Other underwriting expenses	290.8	100.4	73.2	2.2	466.6
General and administrative expenses - Tuckerman Fund I and II	—	25.5	—	68.3	93.8
General and administrative expenses	18.6	15.0	32.1	60.7	126.4
Amortization of Answer Financial purchase accounting adjustments	—	—	16.0	—	16.0
Accretion of fair value adjustment to loss and lae reserves	12.0	4.9	—	—	16.9
Interest expense on debt	44.9	26.6	.5	10.1	82.1
Interest expense - dividends on preferred stock	11.8	—	—	—	11.8
Interest expense - accretion on preferred stock	21.6	—	—	—	21.6

Total expenses	1,894.2	1,131.5	927.7	140.7	4,094.1

Pre-tax loss	$(600.6)	$(253.1)	$(66.5)	$(218.2)	$(1,138.4)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Three Months Ended December 31, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$488.7	$207.3	$192.7	$—	$888.7
Net investment income	33.1	24.9	6.4	3.5	67.9
Net realized and unrealized investment gains	9.5	29.1	(1.0)	(4.1)	33.5
Other revenue - foreign currency translation gain	—	12.3	—	—	12.3
Other revenue - Tuckerman Fund I and II	—	9.0	—	5.0	14.0
Other revenue	28.5	.4	15.2	(.5)	43.6

Total revenues	559.8	283.0	213.3	3.9	1,060.0
Expenses:
Loss and loss adjustment expenses	260.0	90.9	152.0	—	502.9
Insurance and reinsurance acquisition expenses	104.0	39.4	38.6	—	182.0
Other underwriting expenses	93.6	23.9	21.0	—	138.5
General and administrative expenses - Tuckerman Fund I and II	—	9.3	—	4.5	13.8
General and administrative expenses	7.2	6.3	8.5	23.5	45.5
Amortization of Answer Financial purchase accounting adjustments	—	—	3.7	—	3.7
Accretion of fair value adjustment to loss and lae reserves	1.3	2.3	—	—	3.6
Interest expense on debt	9.6	6.6	—	.3	16.5

Total expenses	475.7	178.7	223.8	28.3	906.5

Pre-tax income (loss)	$84.1	$104.3	$(10.5)	$(24.4)	$153.5

For the Three Months Ended December 31, 2008

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$488.7	$231.8	$203.0	$—	$923.5
Net investment income	26.6	36.2	8.7	4.6	76.1
Net realized and unrealized investment losses	(349.7)	(131.1)	(18.1)	(31.2)	(530.1)
Other revenue - foreign currency translation loss	—	(28.8)	—	—	(28.8)
Other revenue - Tuckerman Fund I and II	—	13.4	—	7.1	20.5
Other revenue	3.2	13.2	15.0	(132.0)	(100.6)

Total revenues	168.8	134.7	208.6	(151.5)	360.6
Expenses:
Loss and loss adjustment expenses	247.5	133.6	156.3	—	537.4
Insurance and reinsurance acquisition expenses	106.7	50.4	39.4	—	196.5
Other underwriting expenses	67.2	19.8	14.7	.3	102.0
General and administrative expenses - Tuckerman Fund I and II	—	11.7	—	7.2	18.9
General and administrative expenses	4.1	3.0	9.7	15.3	32.1
Amortization of Answer Financial purchase accounting adjustment	—	—	5.4	—	5.4
Accretion of fair value adjustment to loss and lae reserves	3.0	1.3	—	—	4.3
Interest expense on debt	11.0	5.8	—	3.8	20.6
Interest expense - dividends on preferred stock	—	—	—	—	—
Interest expense - accretion on preferred stock	—	—	—	—	—

Total expenses	439.5	225.6	225.5	26.6	917.2

Pre-tax loss	$(270.7)	$(90.9)	$(16.9)	$(178.1)	$(556.6)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Unaudited)

	OneBeacon				OneBeacon
	Three Months Ended December 31, 2009				Year Ended December 31, 2009
	Specialty	Personal	Run-off	Total	Specialty	Personal	Run-off	Total
GAAP Ratios
Loss and LAE	44%	77%	45%	53%	44%	76%	61%	57%
Expense	42%	33%	46%	41%	40%	31%	40%	37%
Total GAAP Combined	86%	110%	91%	94%	84%	107%	101%	94%

Dollars in millions
Net written premiums	$222.2	$110.8	$102.5	$435.5	$946.2	$508.7	$451.8	$1,906.7
Earned premiums	$244.0	$131.1	$113.6	$488.7	$917.9	$567.9	$473.7	$1,959.5

	Three Months Ended December 31, 2008				Year Ended December 31, 2008
OneBeacon	Specialty	Personal	Run-off	Total	Specialty	Personal	Run-off	Total
GAAP Ratios
Loss and LAE	42%	62%	51%	51%	48%	64%	72%	60%
Expense	38%	32%	36%	35%	37%	32%	36%	35%
Total Combined	80%	94%	87%	86%	85%	96%	108%	95%

Dollars in millions
Net written premiums	$213.7	$141.7	$118.3	$473.7	$836.9	$618.7	$507.5	$1,963.1
Earned premiums	$206.8	$155.5	$126.4	$488.7	$730.0	$640.8	$508.2	$1,879.0

	White Mountains Re		Esurance		White Mountains Re		Esurance
	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,
	2009	2008	2009	2008	2009	2008	2009	2008
GAAP Ratios
Loss and LAE	44%	58%	79%	77%	49%	74%	74%	77%
Expense	30%	30%	31%	27%	31%	32%	30%	29%
Total Combined	74%	88%	110%	104%	80%	106%	104%	106%

Dollars in millions
Gross written premiums	$160.9	$163.8	$180.9	$183.3	$996.5	$1,076.1	$781.2	$826.4
Net written premiums	$134.5	$147.7	$180.0	$182.8	$806.8	$931.1	$778.5	$823.4
Earned premiums	$207.3	$231.8	$192.7	$203.0	$858.8	$1,000.8	$782.1	$830.2

(end)